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                                  PRESS RELEASE

May 12, 2000 - All Star Gas amends offer to purchase and solicitation of consents to amendment of its 12 7/8% notes.

         All Star Gas Corporation amended its offer to purchase (the "Offer") all $127,200,000 of its 12 7/8% senior secured notes due 2004 and the consent solicitation to the amendment of the indenture governing the notes. All Star has extended the Offer to May 26, 2000. All Star has amended the Offer to purchase, on a pro rata basis, 60% of all notes outstanding. The aggregate consideration for the purchase and consent is $60,000,000, or $786 per $1,000 principal amount of such offered notes, payable at closing of the Offer without any accrual of interest. All Star has also amended its consent solicitation to require receipt of consents from 100% of the holders of the outstanding notes not owned by All Star or its affiliates for certain amendments to the indenture and the notes. Through the amendments All Star will grant an additional security interest in certain assets to holders of the notes and accelerate the maturity of the notes to July 31, 2000. After consummation of the Offer All Star will be permitted to redeem the remaining principal amount of the notes outstanding at $786 per $1,000 principal amount without accrued interest up to the redemption date. Approximately $91,135,000 of the notes have been tendered. Consummation of the Offer is subject to several conditions including the amendment of the indenture governing the notes and the notes. No assurance can be given that the transaction will be completed as proposed.

         This Press Release includes "forward looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act, which represent All Star's expectations or beliefs concerning future events that involve risks and uncertainties. There can be no assurance that such expectations will prove to be correct. Investors and prospective investors should read this Press Release in conjunction with the All Star's periodic reports filed with the Securities and Exchange Commission.

         For additional information contact Valeria Schall, All Star Gas Corporation, 417- 532-3103.